EXHIBIT 10.1

CALPINE CORPORATION
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of May 16, 2017 (the “Effective Date”), by and between Calpine Corporation (the “Company”) and John B. Hill (“Executive”) (hereinafter collectively referred to as “the parties”). Upon the Effective Date, this Agreement shall replace and supersede that certain Executive Employment Agreement between the Company and Executive effective immediately following the Company’s 2014 annual meeting (the “Prior Agreement”).
In consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending, subject to earlier termination as set forth in Section 5, on the third (3rd) anniversary of the Effective Date (the “Employment Term”); provided, that the board of directors of the Company (the “Board”) may elect to extend the Employment Term for such additional period(s) as are mutually agreed upon in writing with Executive.
2.Employment. During the Employment Term:
(a)Executive shall be employed as President and Chief Executive Officer of the Company. In addition, as of the Effective Date, Executive shall serve as a member of the Board, subject to re-election in the ordinary course. For as long as Executive is employed by the Company as the Chief Executive Officer, the Company shall use best efforts to nominate Executive for re-election to the Board. At the time of Executive’s termination of employment with the Company for any reason (the date of such termination, the “Termination Date”), Executive shall resign from the Board if requested to do so by the Company. Executive shall not receive any additional compensation for serving as a director of the Company or as a director or officer of any of the Company’s subsidiaries.
(b)Executive shall report directly to the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. Unless otherwise consented to by Executive, Executive’s principal place of employment shall be at the Company’s headquarters in Houston, Texas.
(c)Executive shall devote substantially full-time attention to the business and affairs of the Company. Executive may serve on the boards of directors of other companies, subject to the approval of the Board (which approval shall be deemed given in respect of service on boards on which Executive serves as of the Effective Date that are known to the Board), and may serve on civil or charitable boards or committees. Executive may manage personal and family investments, participate in industry or charitable organizations and otherwise engage in charitable activities and deliver lectures at educational institutions, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

3.Annual Compensation.
(a)Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $1,200,000 per annum or such increased amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its senior executives. Such Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretion of the Committee, but not decreased (any increased amount thereupon being the Base Salary hereunder).
(b)Annual Cash Incentive Compensation. For each fiscal year of the Company ending during the Employment Term, beginning with the 2018 fiscal year, Executive shall be eligible to receive a target annual cash bonus of at least 110% of the Base Salary (the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of at least two times Executive’s Target Bonus or such lesser amount determined by the Board in connection with a reduction in the maximum bonus amount applicable to all senior executives of the Company (the “Maximum Bonus”), as recommended and approved by the Committee, if the Company and Executive, as applicable, achieve reasonable performance targets set by the Committee in consultation with Executive (“Incentive Compensation”). With respect to fiscal year 2017, Executive shall be eligible for an annual cash bonus which shall be determined based on actual achievement of 2017 performance and (i) for the portion of fiscal year 2017 that occurs prior to the Effective Date, the “Target Bonus,” “Maximum Bonus” and “Base Salary” amounts set forth in the Prior Agreement each multiplied by a fraction (A) the numerator of which is the number of days in fiscal year 2017 that occur prior to the Effective Date and (B) the denominator of which is 365 and (ii) for the portion of fiscal year 2017 that occurs on or after the Effective Date, the Target Bonus, Maximum Bonus and Base Salary set forth in this Agreement each multiplied by a fraction (A) the numerator of which is the number of days in fiscal year 2017 that occur on or after the Effective Date and (B) the denominator of which is 365. Incentive Compensation (including, for the avoidance of doubt, the 2017 Incentive Compensation) shall be paid (1) in accordance with, and subject to those terms and conditions of, the Company’s annual incentive compensation plan which are administrative or which are required for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”); provided that nothing in the Company’s plan shall apply adversely with respect to Executive to the extent inconsistent with the express terms of this Agreement; and (2) in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved. Executive shall be required to repay any after-tax portion of Incentive Compensation received in respect of any year in which Executive commits a willful and intentional act which directly results in a material restatement of the Company’s earnings. For this purpose, Executive shall not have acted in a “willful” manner if Executive acted, or failed to act, in a manner that he believed in good faith to be in, or not opposed to, the best interests of the Company. The Company shall have three years from the date on which such Incentive Compensation is paid to seek such clawback.
(c)Long-Term Incentive Compensation. For each fiscal year during the Employment Term occurring after December 31, 2017, Executive shall be eligible to receive long-term incentive awards in such forms and pursuant to such terms as may be determined by the Committee from time to time (the “LTI Award”). The annual target value of the LTI Award shall initially be 350% of the Base Salary, with such target value subject to adjustment by the Committee from time to time in its sole discretion.
(d)Supplemental Award. Upon the Effective Date, Executive shall be granted long-term incentive awards with a target value equal to 25% of the Base Salary (the “Supplemental Award”). The Supplemental Award shall be composed of the following types of awards: 40% time-based restricted stock, 30% time-based stock options, and 30% performance share units, each of which shall be in such form and pursuant to such terms as may be determined by the Committee. The Supplemental Award shall be in addition to, and not in lieu of, any other long-term incentive award granted during 2017.
4.Other Benefits.
(a)Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to executives and employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans, practices and programs. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.
(b)Executive Benefits. During the Employment Term, Executive shall be entitled to participate in all executive benefit and incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to senior executives of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.
(c)Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.
(d)Office and Facilities. During the Employment Term Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of Executive’s duties hereunder.
(e)Vacation and Sick Leave. During the Employment Term Executive shall be entitled to vacation and sick leave (without loss of pay) in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
5.Termination of Employment. Subject to payment of any compensation due pursuant to Section 6, Executive’s employment with the Company may be terminated by either party during or after the Employment Term upon notice as set forth in Section 6(g) and this Agreement shall not be construed to alter the at-will status of Executive’s employment with the Company.

6.Compensation Upon Termination and Change in Control. Upon termination of Executive’s employment or the occurrence of a Change in Control (as defined below) during the Employment Term, Executive shall be entitled to the benefits, if any, described in this Section 6.
(a)Termination by Executive for Good Reason or by the Company without Cause. In the event that Executive’s employment with the Company is terminated (I) by Executive for Good Reason or (II) by the Company without Cause during the Employment Term, then, in each case, Executive shall be entitled to receive, and the Company shall be obligated to pay to Executive:
(i)a lump sum payment on the sixtieth (60th) day following the Termination Date in an amount equal to 2.0 times the sum of (A) Executive’s highest Base Salary in the three years preceding the Termination Date plus (B) Executive’s highest Target Bonus for the year of termination; and
(ii)a lump sum payment equal to (A) all unused vacation time accrued by Executive as of the Termination Date under the Company’s vacation policy; plus (B) all accrued but unpaid compensation earned by Executive as of the Termination Date; plus (C) payment of any Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the Termination Date (assuming that continued employment by Executive through the payment date is not required pursuant to the terms of the plan or program governing the Incentive Compensation); plus (D) reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company in compliance with applicable Company policy for the period ending on the Termination Date; in each case to be paid by the Company as soon as practicable following the Termination Date but no later than sixty (60) days after the Termination Date ((A), (B) (C) and (D), together referred to herein as the “Accrued Obligations”); and
(iii)an amount equal to the annual cash Incentive Compensation Executive would have been entitled to receive in respect of the fiscal year in which the Termination Date occurs had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on actual performance for such year relative to the performance goals applicable to Executive, with the amount of such bonus being multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the Termination Date and (B) the denominator of which is 365 (the “Pro-rata Bonus”), which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved; and
(iv)prompt reimbursement by the Company for outplacement benefits actually paid for by Executive after the Termination Date and before the twenty four (24) month anniversary of the Termination Date after timely presentation of appropriate documentation of such expense by Executive to the Company, such reimbursement to be paid in accordance with Section 11 of this Agreement; and
(v)a portion of each unvested grant of options to purchase common stock of the Company (“Stock Options”), stock appreciation rights, and all other awards relating to the common stock of the Company that vest based on the passage of time shall vest on the Termination

Date and immediately become payable, such portion to be equal to the product of (A) the total number of awards originally included in such grant to Executive and (B) a fraction, the numerator of which is the number of days from the date of grant of such award through the Termination Date and the denominator of which is equal to the total number of days from the date of grant through the last vesting date applicable to such grant, or, if greater, the amount determined under the terms of the applicable award agreement(s) (the “Time-Based Pro-Rata Awards”); provided, however, that the Time-Based Pro-Rata Awards shall be reduced by the number of awards from the same grant that vested prior to the Termination Date, if any. All outstanding Stock Options shall remain exercisable for the period set forth in the applicable plan or award agreement. Further, at the end of the applicable performance period, a number of performance share units shall vest and become immediately payable equal to the number of performance share units that would have vested had Executive continued in employment until the end of the applicable performance period, determined based on actual performance for such period and such award, multiplied by a fraction (x) the numerator of which is the number of days in the applicable performance period for such award that elapsed prior to the Termination Date and (y) the denominator of which is the total number of days in the applicable performance period or, if greater, the amount determined under the terms of the applicable performance stock unit grant agreement(s), and such performance share units shall be settled no later than two and a half months following the end of the applicable performance period(s); and
(vi)a monthly payment for a period of twenty-four (24) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time, equal to (a) the full monthly premium paid by other former employees of the Company for continuation coverage under the Company's health plans in which the Executive and his dependents participated immediately prior to his Termination Date, plus (b) such additional amounts as are necessary to ensure receipt by the Executive of the full amount described in (a) after application of all federal income (assuming the maximum federal income tax rate) and employment taxes imposed upon the amount described in (a) (each monthly payment that is the sum of (a) and (b), an “Additional Payment”).
For purposes of this Agreement, “Good Reason” means any of the following, in each case only if it occurs when Executive is employed by the Company and then only if not consented to by Executive in writing: (A) assignment of a position that is of a lesser rank than that held by Executive prior to the assignment and that results in Executive ceasing to be an executive officer of a company with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”), or ceasing to be President and Chief Executive Officer of the Company; (B) a material diminution of Executive’s duties or responsibilities; (C) the assignment of duties inconsistent with Executive’s title or responsibilities; (D) failure by the Company to nominate Executive for election as a Board member and use its best efforts to have him elected and re-elected; (E) failure to cause a successor to the Company’s business or substantially all of the Company’s assets to assume this Agreement; (F) a material reduction in Executive’s Base Salary or Target Bonus (including a material adverse change in performance criteria or a material decrease in ultimate Target Bonus opportunity); or (G) any change of more than thirty (30) miles in the location of the principal place of employment of such Executive immediately prior to the effective date of such change. For purposes of this definition, none of the actions described in clauses (A), (B) and (C) above shall constitute “Good Reason” with respect to Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (A) through (G) above on the sixtieth (60th) day following the later of the occurrence of such action or Executive’s knowledge thereof, unless such Executive has given the Company written notice thereof prior to such date.
For purposes of this Agreement, “Cause” shall mean: (i) Executive’s act of fraud, dishonesty, misappropriation, or embezzlement with respect to the Company; (ii) Executive’s conviction of, or plea of guilty or no contest to, any felony; (iii)  Executive’s violation of the Company’s drug policy or anti-harassment policy; (iv)  Executive’s admission of liability of, or finding by a court or the Securities Exchange Commission (or a similar agency of any applicable state) of liability for, the violation of any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Exchange Act and the rules and regulations promulgated thereunder (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature); (v)  Executive’s failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Board that is not remedied within thirty (30) days of Executive being provided written notice thereof from the Company or Executive’s gross negligence in performance, or willful non-performance, of any of Executive’s duties and responsibilities with respect to the Company that is not remedied within thirty (30) days of Executive being provided written notice thereof from the Company; or (vi) other than as provided in clauses (i) through (v) above, Executive’s material breach of any material provision of this Agreement that is not remedied within thirty (30) days of Executive being provided written notice thereof. Executive shall not have acted in a “willful” manner if Executive acted, or failed to act, in a manner that he believed in good faith to be in, or not opposed to, the best interests of the Company.
(b)Disability or Death. If Executive experiences a Disability (as defined below) or death during the Employment Term, Executive shall be entitled to receive:
(i)payment of the Accrued Obligations as soon as practicable following the date that the Board determines that Executive has a Disability or the date of Executive’s death (each a “DD Event Date”) but no later than sixty (60) days thereafter; and
(ii)payment of an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which the DD Event Date occurs, had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on the Company’s actual performance for such year relative to the target performance goals applicable to Executive and shall be paid at such time as the Company pays annual bonuses for the year in which the DD Event Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved; and
(iii)the following treatment of the equity or equity-based awards outstanding and held by Executive as of the DD Event Date: (A) all outstanding Stock Options shall become automatically vested and remain exercisable for the period set forth in the applicable plan or award agreement; (B) all performance share units shall be deemed fully earned at the target level and shall be settled upon such date, (C) each stock appreciation right shall immediately vest and (D) restrictions on all other awards relating to the Company’s common stock shall immediately lapse, and all such awards shall be immediately paid and settled, as applicable; and
(iv)payment of the Additional Payment on a monthly basis for a period of eighteen (18) months following the DD Event Date, paid pursuant to the Company’s payroll practices in effect at such time.
For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or is reasonably expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of Executive’s position (with or without reasonable accommodation) for a period of six (6) consecutive months or more, or is receiving income replacement benefits, for a period of six (6) consecutive months or more under an accident and health plan covering employees of the Company. As a general matter, Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to the DD Event Date during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives. If any question shall arise as to whether, during any period Executive is disabled so as to be unable to perform the core functions of Executive’s then existing position with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, to whom Executive or Executive’s guardian has no reasonable objection, as to whether Executive is so disabled and how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Agreement shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1933, 29 U.S.C. ss.2601 et seq. and the Americans With Disabilities Act, 424 S.C. ss.12101 et seq.
Notwithstanding the foregoing, for purposes of an award or element of compensation that provides for a deferral of compensation under Code Section 409A and the regulations and guidance issued thereunder, to the extent the impact of a Disability on such compensation would subject Executive to additional taxes under Code Section 409A, a Disability for purposes of such compensation will mean both a Disability and a “disability” within the meaning of Treasury Regulation 1.409A-3(i)(4).

(c)Termination by Executive for Good Reason or by the Company without Cause in Connection with a Change in Control. In the event that during the Employment Term and (I) within twenty-four months following a Change in Control or (II) within six (6) months following a Potential Change in Control (as defined below), so long as a Change in Control occurs within nine (9) months following such Potential Change in Control, Executive’s employment with the Company is terminated (A) by Executive for Good Reason or (B) by the Company without Cause, then, in each case, Executive shall be entitled to receive, and the Company shall be obligated to pay to Executive:
(i)a lump sum payment on the sixtieth (60th) day following the Termination Date in an amount equal to 2.99 times the sum of (A) Executive’s highest Base Salary in the three years preceding the Termination Date plus (B) Executive’s highest Target Bonus for the year of termination or for the year in which the Change in Control occurred, whoever is larger; and
(ii)payment of all Accrued Obligations as soon as practicable following the Termination Date but no later than sixty (60) days after the Termination Date; and
(iii)the Pro-rata Bonus, which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved; and
(iv)prompt reimbursement by the Company for outplacement benefits actually paid for by Executive after the Termination Date and before the twenty four (24) month anniversary of the Termination Date after timely presentation of appropriate documentation of such expense by Executive to the Company, such reimbursement to be paid in accordance with Section 11 of this Agreement; and
(v)payment of the Additional Payment on a monthly basis for a period of thirty-six (36) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time.
For purposes of this Agreement, “Change in Control” shall mean:
(A) the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or
(B) individuals who, as of the Effective Date, constitute the Board of Directors (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the

Incumbent Board or was effected in satisfaction of a contractual requirement that was approved by at least a majority of the directors then constituting the Incumbent Board (in each case, other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this clause (B), considered as though such person were a member of the Incumbent Board; or
(C) consummation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity’s then-outstanding voting securities, or approval by the stockholders of the Company of a liquidation or dissolution of the Company or consummation of the sale of all or substantially all of the assets of the Company (determined on a consolidated basis).
Notwithstanding the foregoing, for purposes of an award or element of compensation that provides for a deferral of compensation under Code Section 409A and the regulations and guidance issued thereunder, to the extent the impact of a Change in Control on such compensation would subject Executive to additional taxes under Code Section 409A, a Change in Control for purposes of such compensation will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Code Section 409A, as applied to the Company.
For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
(II)  the Company or any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or
(III) the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen (15%) or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(IV) the Compensation Committee adopts a resolution to the effect that a Potential Change in Control has occurred.

(d)Termination At End of Agreement Term. If (i) at least six months prior to the end of the Employment Term, either Executive or the Company provide the other party with notice of his or its intention to terminate Executive’s employment on the last day of the Employment Term, and (ii) Executive’s employment continues until the end of the Employment Term and terminates on the last day of the Employment Term, then upon such termination (A) all Stock Options and stock appreciation rights outstanding as of the last day of the Employment Term shall become exercisable pursuant to their terms as if Executive’s employment continued through each vesting date applicable to such Stock Options and stock appreciation rights and be exercisable until the end of the original term(s) of such Stock Options or stock appreciation rights; (B) all shares of restricted stock, restricted stock units or other awards relating to the Company’s common stock outstanding as of the last day of the Employment Term and not addressed in (A) or (C) of this Section 6(d) shall vest, all restrictions thereon shall lapse, and all such awards shall be paid or settled, as applicable, on the last day of the Employment Term; and (C) any performance share units outstanding as of the last day of the Employment Term shall continue to vest such that at the end of the performance period(s) applicable to any such performance share units, a number of performance share units shall vest and become immediately payable equal to the number of performance share units that would have vested had Executive’s employment continued through the end of the applicable performance period(s), and such performance share units shall be settled no later than two and a half months following the end of the applicable performance period(s).
(e)Other Terminations. If Executive’s employment is terminated in a manner other than would give rise to the payment of compensation or benefits pursuant to Section 6(a), Section 6(b), Section 6(c), or Section 6(d) Executive shall only be entitled under this Agreement to receive the Accrued Obligations, which shall be payable as soon as practicable following the Termination Date but no later than sixty (60) days after the Termination Date.
(f)Change in Control. Upon the occurrence of a Change in Control, the equity or equity-based awards outstanding and held by Executive as of the date of the Change in Control shall be treated as follows: (i) all Stock Options shall become automatically vested and exercisable and such Stock Options shall remain exercisable by Executive for a period of three years beyond the date at which the Stock Option would have otherwise expired, but in no event beyond the original term of such Stock Option; (ii) all performance share units outstanding shall immediately vest and immediately be settled based on the greater of the actual achievement of the applicable performance conditions or 100% of target, as determined by the Committee in its sole discretion, measured from the first day of the applicable performance period through the date immediately prior to the Change in Control; (iii) each stock appreciation right held by Executive shall immediately vest; and (iv) restrictions on all other awards relating to the Company’s common stock shall immediately lapse, and all such awards shall be immediately paid and settled, as applicable.
(g)No Other Severance or Change in Control Payments. This Section 6 outlines the only payment or benefit obligations of the Company to the Executive in the event of a termination of employment or Change in Control. Any amounts payable under this Agreement shall be in lieu of and not in addition to any other severance, termination, or change in control payments under any other agreement or plan with the Company. For the avoidance of doubt, Executive will not be entitled to any payment or benefit under the Calpine Corporation Change in Control and Severance Benefits Plan, as amended from time to time (the “Severance Plan”).

7.Termination Notice.
(a)Any purported termination by the Company or by Executive shall be communicated by written Termination Notice to the other party hereto, which shall be delivered in the period proscribed above in Section 6 with respect to such form of termination or, if no such period is proscribed in Section 6, at least thirty (30) days prior to the Termination Date, except in the case of a termination by the Company for Cause, which shall require no advanced notice. For purposes of this Agreement, a “Termination Notice” shall mean a notice that indicates a Termination Date and otherwise meets the requirements set forth with respect to a Termination Notice in Section 6, above, and Section 7(b) and Section 7(c), below. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Termination Notice (unless waived by the party entitled to receive such notice).
(b)For purposes of this Agreement, in order for Executive to terminate his employment for Good Reason, he must give a Termination Notice to the Company, which notice shall be signed by Executive, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. Any Termination Notice given by Executive that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in this Agreement shall be invalid and ineffective for purposes of this Agreement. If the Company receives from Executive a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall promptly notify Executive of such belief and the reasons therefor. Any termination of employment by Executive that either does not constitute Good Reason or fails to meet the Termination Notice requirements set forth above shall be deemed a termination by Executive without Good Reason.
(c)For purposes of this Agreement, in order for the Company to terminate Executive’s employment for Cause, the Company must give a Termination Notice to Executive, which notice shall be dated the date it is given to Executive, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Agreement, in order for the Company to terminate Executive’s employment without Cause, the Company must give a Termination Notice to Executive, which notice shall be dated the date it is given to Executive, shall specify the Termination Date and shall state that the termination is without Cause. For purposes of this Agreement, in order for the Company to terminate Executive’s employment for Disability, the Company must give a Termination Notice to Executive, which notice shall be dated the date it is given to Executive, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Agreement. No Termination Notice must be provided in the event of a termination of Executive’s employment by reason of death. Any Termination Notice purported to be given by the Company to Executive after the death or retirement of Executive shall be invalid and ineffective.
8.Affirmation of Restrictive Covenants. In entering into this Agreement, Executive expressly acknowledges and agrees that he is bound by those restrictions set forth in that certain Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) dated as of September 1, 2008, by and between Executive and the Company, which such restrictions Executive acknowledges and agrees are reasonable and enforceable in all respects. Employee expressly covenants to abide by the covenants set forth in the Restrictive Covenant Agreement, which such provisions are herein incorporated by reference.
9.Stock Ownership Requirements; Company Policies. Prior to the fifth (5th) anniversary of the effective date of the Prior Agreement, Executive shall own shares of common stock of the Company with a value equal to at least five times the Base Salary in effect at such time. In addition, Executive shall otherwise be subject to, and expressly agrees to comply with, all other Company policies as are adopted by the Board or Committee from time to time (including, without limitation, those that relate to stock ownership); provided, that with respect to any such policies relating to stock ownership, such policies shall be in lieu of rather than in addition to the requirement described in the immediately preceding sentence..
10.Clawback. Without limiting Section 3(b) or Section 9, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted by the Board, amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of amounts paid or payable hereunder.
11.Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A and this Agreement will be administered and interpreted in a manner consistent with this intent. Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, Executive shall not be deemed to have had a termination of employment unless Executive has incurred a separation from service from the Company within the meaning of Code Section 409A and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payments under this Agreement that would otherwise be payable during the six-month period after the Termination Date shall instead be paid on the first business day after the expiration of such six-month period. In addition, for purposes of this Agreement, each amount to be paid and each installment payment shall be construed as a separate identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (a) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (b) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.
12.Parachute Payments. If any benefit or payment by the Company or its subsidiaries to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then to the extent necessary to make such portion of the Payments not subject to the Excise Tax (and after taking into account any reduction in the Payments provided by reason of Section 280G of the Code under any other plan, arrangement or agreement), the portion of the Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments).
13.Miscellaneous.
(a)Successors and Assigns.
(i)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(ii)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Legal Officer of the Company with a copy (which shall not constitute notice) to the Chairman of the Compensation Committee of the Board and a copy (which shall not constitute notice) to David C. D’Alessandro, Vinson & Elkins LLP, Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, TX 75201 . All notices to Executive shall be delivered to him at the address on record with the Company with a copy (which shall not constitute notice) to M. Carter Crow, Norton Rose Fulbright US LLP, Fulbright Tower 1301, McKinney, Suite 5100 Houston, TX 77010-3095. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(c)Indemnification, D&O Coverage. The Company shall indemnify Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates (“Proceeding”). Such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company and shall inure to the benefit of his heirs, executors and administrators. Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such Proceeding, any such advancement to be made within 15 days after Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by Executive to repay the amounts advanced to the extent that he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement or elsewhere shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have (including, without limitation, by agreement or under applicable law). Executive shall be covered during the Employment Term and thereafter for as long as any executive is covered (but in no event for less than six (6) years) by officer and director liability insurance, in amounts and on terms no less favorable than those in effect on the Effective Date, which insurance shall be paid by the Company.
(d)Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
(e)Timing of Payments; Release of Claims. Any payments or benefits due pursuant to Section 6 of this Agreement, except for payments made pursuant to Section 6(c) and the Accrued Obligations, shall be subject to Executive (or, if applicable, Executive’s estate) having delivered to the Company and not revoked a signed release of claims in the form of Exhibit A and any applicable revocation period shall have expired within sixty (60) days following the Termination Date; provided further, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 13(c) of this Agreement. If the release described in the immediately preceding sentence has not become effective and irrevocable on or prior to the 60th day following the Termination Date, Executive (or, if applicable, Executive’s estate) shall not be entitled to any payments or benefits pursuant to Section 6 of this Agreement, except for payments made pursuant to Section 6(c) and the Accrued Obligations (and, in the case of any payments which may begin prior to the sixtieth (60th) day following the Termination Date, such payments shall cease to be provided at such time).
(f)Representations and Warranties by Executive. Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.
(g)Attorneys’ Fees and Professional Fees. The Company shall pay all reasonable legal and consulting fees and related expenses, up to a maximum amount of $65,000, incurred by Executive in connection with the negotiation of this Agreement. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.
(h)Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
(i)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
(j)Dispute Resolution; Venue. The exclusive venue for any disputes arising under this Agreement shall be the state or federal courts located in Harris County in the State of Texas, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH COMPANY OR THE TERMINATION THEREOF
(k)No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.
(l)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(m)Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement and, only to the extent not inconsistent with this Agreement, the agreements for Stock Options and other awards relating to common stock of the Company, constitute the entire agreement between the parties hereto and supersedes all prior agreements (including, without limitation, the Prior Agreement and the Severance Plan), if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. For the avoidance of doubt, if there is a conflict between this Agreement and the terms and provisions of the agreements pursuant to which Stock Options and other awards relating to the common stock of the Company were granted, this Agreement shall control.
(n)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written, to be effective upon the Effective Date.

CALPINE CORPORATION

By:	/s/ FRANK CASSIDY
Name:	Frank Cassidy
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ JOHN B. HILL
Name:	John B. Hill

[Signature Page to Hill Employment Agreement]

EXHIBIT A
FORM OF RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made as of this ____ day of _________, ____, by and between ______________ (“Executive”) and Calpine Corporation (the “Company”).
1.FOR AND IN CONSIDERATION of the payments and benefits provided in Section 6 of that certain Employment Agreement dated as of ________, 20__, by and among Executive and the Company (the “Employment Agreement”), Executive, for himself and his successors and assigns, heirs, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, owners, subscribers, partners, employees, agents, representatives, insurers and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns, as well as all employee benefit plans maintained by the Company or any of its parents, subsidiaries and affiliates and all fiduciaries and administrators of any such plans in their personal and representative capacities (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands, costs, or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising from the beginning of time up to the date of the Release including, but not limited to any such Claims arising out of or relating in any way to (a) Executive’s employment relationship with the Company or any of the Releasees, and (b) any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or any other federal or state law against discrimination or retaliation, each as amended, (c) the termination of Executive’s employment relationship with the Company or any of the Releasees; (d) the Employment Agreement; (e) wrongful employment termination; or (f) any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (i) any rights Executive may have that arise from and after the date the Release is executed; (ii) any rights Executive may have to indemnification or advancement that may exist from time to time under the express provisions of the Company’s certificate of incorporation or bylaws, or state law or under the express provisions of any policy or agreement, in each case as amended from time to time (and, without limiting the foregoing, any and all rights under Section 2(c) of the Restrictive Covenant Agreement and Section 13(c) of the Employment Agreement); (iii) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company in accordance with their terms in effect from time to time; (iv) Executive’s ability to bring appropriate proceedings to enforce the Release; or (v) any rights under the provisions of Section 6 of the Employment Agreement (collectively, the “Excluded Claims”). Further, notwithstanding the release of liability contained herein, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal

Exhibit A - 1

Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Executive further acknowledges and agrees that, except with respect to Excluded Claims, Executive has received all leaves (paid and unpaid) to which Executive was entitled and the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of or relating to Executive’s employment with the Company or any of the Releasees or the termination of such employment, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
2.Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Executive agrees never, individually or with any person or in any way, to commence, prosecute or cause or permit to be commenced or prosecuted against the Company or any Releasees, any legal action or other proceeding based upon any Excluded Claims. If such action or proceeding is filed on Executive’s behalf, Executive agrees to immediately cause the dismissal of such action with prejudice and without any further right of appeal. Executive represents that no such action or proceedings or any other charge or claim is pending in any court or before any governmental agency as of the date of this Release.
3.Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has carefully read this Release and has the right and has been given an adequate opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive fully understands the final and binding effect of this Release and that Executive understands and agrees to each of the terms of this Release. Executive acknowledges that Executive is receiving, pursuant to Section 6 of the Employment Agreement, consideration in addition to anything of value to which Executive is entitled but for Executive’s execution of this Release. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21)] [forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. [Add if 45 days applies: Executive acknowledges that attached to this Release are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program.] In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: ___________. The Release shall not be effective until the eighth (8th) day after Executive

Exhibit A - 2

shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date. No payments shall be made to Executive under Section 6 of the Employment Agreement if Executive revokes this Release within the time provided to do so.
4.It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
5.The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.
6.Executive represents that Executive has returned to Executive’s manager or human resources representative all property or data of any type, including computer and e-mail passwords, relating to the Company or any of the Releasees that are in Executive’s possession or control, without retaining any copies, notes or extracts thereof.
7.By signing below, Executive acknowledges that as a result of Executive’s employment with the Company Executive has had access to Confidential Information of the Company and its affiliates (for the purposes of this Release, “Confidential Information” includes but is not limited to trade secrets, inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, customer information, and any other information which gives the Company and its affiliates an opportunity to obtain advantage over competitors who do not know or use it) and that Executive will hold all such Confidential Information in strictest confidence and will not disclose to any person or entity or make use, directly or indirectly, of such Confidential Information. Executive represents that Executive has delivered to Executive’s manager or human resources representative all diskettes, documents and data of any nature pertaining to any such Confidential Information and that Executive have not taken or retained any such diskettes, documents or data or any reproductions. Nor shall Executive directly or indirectly use Confidential Information of the Company or any of its affiliates to compete with the Company or any of its affiliates, or disclose Confidential Information to a competitor of the Company or any of its affiliates or to any other person or entity.
8.Executive agrees to keep the contents, terms and conditions of this Release confidential. Executive may disclose this information to Executive’s spouse, immediate family, accountants, or attorneys, provided that they first agree not to disclose any information concerning the contents, terms and conditions of this Release to anyone. Executive also may disclose the contents, terms and conditions of this Release to the IRS or other taxing authorities or as required by subpoena or court order. Any breach of this confidentiality provision, or of any other obligation by Executive set forth in this Release, will be deemed a material breach of this Release.
9.Unless required by law, Executive agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Releasee. The Company

Exhibit A - 3

agrees that, unless required by law, Company shall use reasonable efforts to cause its employees who report directly to Executive and the directors and officers of the Company to refrain from making any public statements (or authorizing any statements to be reported as being attributable to them) that are critical, disparaging, or derogatory about, or which injure the reputation of, Employee.
10.The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in Harris County in the State of Texas, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE RELEASE, THE EMPLOYMENT AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH COMPANY OR THE TERMINATION THEREOF.
11.The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
12.The Release shall inure to the benefit of the Company and its successors and assigns and each of the Releasees shall be entitled to rely upon and enforce the provisions of Section 1 of this Release as if parties to this Release.
[SIGNATURE PAGE FOLLOWS]

Exhibit A - 4

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

CALPINE CORPORATION	EXECUTIVE

Exhibit A - 5